UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2011

BioFuel Energy Corp.
 (Exact Name of Registrant as Specified in Charter)

Delaware	001-33530	20-5952523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 2200
Denver, CO  80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 640-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 17, 2011, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company’s application to list its common stock on the Nasdaq Capital Market had been approved.  The Company’s shares, which were previously traded on the Nasdaq Global Market, began trading on the Nasdaq Capital Market under its current symbol “BIOF” at the market opening on October 18, 2011.

On April 20, 2011, the Company had been notified that the bid price of its common stock had not met the minimum $1.00 per share required for continued listing on the Nasdaq Global Market.  Under Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days in which to regain compliance.  The letter states that the Nasdaq staff has determined that the Company (1) has not been able to regain compliance within the initial 180 day compliance period and (2) is eligible for an additional 180 day period, or until April 16, 2012, to come into compliance with the Rule.

If the Company does not regain compliance with Rule 5450(a)(1) by April 16, 2012, the Nasdaq staff will provide written notice that the Company’s securities are subject to delisting. At that time, the Company may appeal Nasdaq’s determination to delist its securities to a Hearings Panel.  In any event, in order to meet the $1.00 minimum bid price requirement to maintain its listing on the Nasdaq Capital Market, the Company may have to effect a reverse stock split, which would require the approval of the Company’s stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOFUEL ENERGY CORP.

Date: October 17, 2011	By:	/s/ Scott H. Pearce
	Name:	Scott H. Pearce
	Title:	President and CEO